Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2024 FINANCIAL RESULTS

Revenue from continuing operations increased 21% to $171 million, driven by volume growth

Loss from continuing operations of $3.8 million compared to a loss of $11.7 million in the prior year

Adjusted EBITDA from continuing operations increased 12% to $20.6 million

Raising 2024 revenue outlook

Minneapolis, Minnesota - August 7, 2024 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), an innovative and sustainable manufacturer fueling the future of food, today announced financial results for the second quarter ended June 29, 2024.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2024 highlights:

  Revenues of $171.0 million increased 21.1% compared to $141.2 million in the prior year period, driven by 26.9% volume growth partially offset by a 3.9% price reduction for pass-through commodity pricing

  Gross profit of $21.8 million increased 17.3% compared to $18.6 million in the prior year period

  Loss from continuing operations was $3.8 million compared to a loss of $11.7 million in the prior year period

  Adjusted earnings¹ from continuing operations was $2.8 million compared to $1.1 million in the prior year period

  Adjusted EBITDA¹ from continuing operations increased 11.9% to $20.6 million, compared to $18.4 million in the prior year period.

"We delivered another quarter of outstanding growth, reflecting strong underlying demand and solid execution on operational initiatives aimed at sustainable supply chain effectiveness and efficiency," said Brian Kocher, Chief Executive Officer of SunOpta. "Revenue growth continues to be demand driven and broad based across customers and channels. Our supply chain supported a significant increase in output and simultaneously highlighted areas where investment is required to deliver sustainable gross margin expansion in the future.  We are increasing our revenue outlook for 2024, and maintaining our adjusted EBITDA guidance to reflect short-term investments in the supply chain.  Given the depth of our pipeline, operational and supply chain initiatives currently underway, and strength of our overall competitive position, we continue to have a high degree of confidence in the longer-term trajectory of our business and our ability to deliver significant value to shareholders."

Second Quarter 2024 Results

Revenues increased 21.1% to $171.0 million for the second quarter of 2024. The increase was driven by favorable volume/mix, which was up 26.9%, partially offset by a price reduction of 3.9% due to the pass through of commodity costs for certain raw materials, together with a 1.8% revenue reduction related to our exit from the smoothie bowls category in March 2024.  Volume/mix reflected volume growth for teas, protein shakes, broths, plant-based beverages, and fruit snacks.

Gross profit increased by $3.2 million, or 17.3%, to $21.8 million for the second quarter, compared to $18.6 million in the prior year period. As a percentage of revenues, gross profit margin was 12.8% compared to 13.2% in the second quarter of 2023. Adjusted gross margin¹ was 16.2% compared to 17.3% in the second quarter of 2023.  The 110-basis point decrease in adjusted gross margin reflected the impact of incremental depreciation of new production equipment for capital expansion projects, together with certain manufacturing inefficiencies, partially offset by higher sales and production volumes that drove improved plant utilization.

Operating income¹ was $2.6 million, or 1.5% of revenue in the second quarter of 2024, compared to operating income of $1.2 million, or 0.8% of revenues in the second quarter of 2023. The increase in operating income reflected higher gross profit partially offset by higher variable compensation and an unrealized foreign exchange loss of $0.8 million on peso denominated restricted cash held in Mexico.

Loss from continuing operations was $3.8 million for the second quarter of 2024 compared with a loss of $11.7 million in the prior year period.  Diluted loss per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.03 for the second quarter compared with a diluted loss per share of $0.10 in the prior year period.

Adjusted earnings¹ from continuing operations was $2.8 million or $0.02 per diluted share in the second quarter of 2024 compared to adjusted earnings from continuing operations of $1.1 million or $0.01 per diluted share in the second quarter of 2023.

Adjusted EBITDA¹ from continuing operations was $20.6 million in the second quarter of 2024 compared to $18.4 million in the second quarter of 2023.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of June 29, 2024, SunOpta had total assets of $704.7 million and total debt of $303.1 million compared to total assets of $669.4 million and total debt of $263.2 million at year end fiscal 2023. During the two quarters ended June 29, 2024, cash provided in operating activities of continuing operations was $2.0 million compared to $17.5 million during the same period in 2023. The decrease in cash provided from operating activities mainly reflected increases in working capital due to the timing of accounts payable and increases in inventory supporting increased demand partially offset by increased operating income. Investing activities of continuing operations consumed $13.9 million of cash during the first two quarters of 2024 down from $32.6 million for the same period in the prior year, reflecting the completion of certain major capital projects including the construction of our new plant-based beverage facility in Midlothian, Texas.

2024 Outlook2

For fiscal 2024, the Company is raising its revenue outlook and continues to expect strong growth in revenue and adjusted EBITDA:

($ millions)	Prior Outlook	Revised Outlook
Revenue	$685 - 715	710 - 730
Adj. EBITDA	$88 - 92	88 - 92
Revenue growth	9% - 13%	13% - 16%
Adj. EBITDA growth	12% - 17%	12% - 17%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, August 7, 2024, to discuss the first quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (888) 440-4182 or international dial-in number (646) 960-0653 using Conference ID: 8338433.

¹ See discussion of non-GAAP measures

2 The Company has  included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is an innovative and sustainable manufacturer fueling the future of food. With roots tracing back over 50 years, SunOpta drives growth for today's leading brands by serving as a trusted innovation partner and value-added manufacturer, crafting organic, plant-based beverages, fruit snacks, nutritional beverages, broths and tea products sold through retail, club, foodservice and e-commerce channels. Alongside the company's commitment to top brands, retailers and coffee shops, SunOpta also proudly produces its own brands, including Sown®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that we are well positioned to deliver significant long-term sustainable growth and value for shareholders, our continued confidence in the longer-term trajectory of our business and ability to deliver significant value to shareholders, our expectation for strong growth in revenue and Adjusted EBITDA  for fiscal 2024 and our revised outlook for Revenue, Adjusted EBITDA , Revenue growth and Adjusted EBITDA growth for fiscal 2024. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; our exit from, and use of proceeds from the divestiture of the assets and liabilities of, Frozen Fruit, uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; the cost of the frozen fruit recall; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; potential additional costs associated with the frozen fruit recall; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended June 29, 2024 and July 1, 2023
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
	$	$	$	$

Revenues	170,995	141,163	353,843	296,132

Cost of goods sold	149,147	122,534	300,248	253,424

Gross profit	21,848	18,629	53,595	42,708

Selling, general and administrative expenses	17,784	16,957	40,772	40,026
Intangible asset amortization	446	446	892	892
Other income, net	(304)	(62)	(2,104)	(20)
Foreign exchange loss	1,310	92	1,259	81

Operating income	2,612	1,196	12,776	1,729

Interest expense, net	6,410	6,565	12,460	12,229

Earnings (loss) from continuing operations before income taxes	(3,798)	(5,369)	316	(10,500)

Income tax expense (benefit)	(17)	6,282	260	3,978

Earnings (loss) from continuing operations	(3,781)	(11,651)	56	(14,478)
Net loss from discontinued operations	(897)	(7,187)	(2,314)	(2,983)
Net loss	(4,678)	(18,838)	(2,258)	(17,461)

Dividends and accretion on preferred stock	169	(422)	(264)	(1,126)

Loss attributable to common shareholders	(4,509)	(19,260)	(2,522)	(18,587)

Basic and diluted loss per share
Loss from continuing operations attributable to common shareholders	(0.03)	(0.10)	(0.00)	(0.14)
Loss from discontinued operations	(0.01)	(0.06)	(0.02)	(0.03)
Loss attributable to common shareholders(1)	(0.04)	(0.17)	(0.02)	(0.16)

Weighted-average common shares outstanding (000s)
Basic	116,640	115,471	116,336	112,743
Diluted	116,640	115,471	116,336	112,743

(1) The sum of the individual per share amounts may not add due to rounding.

SunOpta Inc.
Consolidated Balance Sheets
As at June 29, 2024 and December 30, 2023
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	June 29, 2024	December 30, 2023
	$	$

ASSETS
Current assets
Cash and cash equivalents	3,190	306
Accounts receivable	65,326	64,862
Inventories	98,484	83,215
Prepaid expenses and other current assets	17,429	25,235
Income taxes recoverable	4,048	4,717
Current assets held for sale	-	5,910
Total current assets	188,477	184,245

Restricted cash	8,227	8,448
Property, plant and equipment, net	346,909	319,898
Operating lease right-of-use assets	108,736	105,919
Intangible assets, net	20,969	21,861
Goodwill	3,998	3,998
Deferred income taxes	315	-
Other assets	27,067	25,055

Total assets	704,698	669,424

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	86,532	96,650
Notes payable	16,364	17,596
Current portion of long-term debt	29,306	24,346
Current portion of operating lease liabilities	16,400	15,808
Total current liabilities	148,602	154,400

Long-term debt	273,806	238,883
Operating lease liabilities	102,857	100,102
Deferred income taxes	325	505
Total liabilities	525,590	493,890

Series B-1 preferred stock	14,773	14,509

SHAREHOLDERS' EQUITY
Common shares	469,719	464,169
Additional paid-in capital	27,816	27,534
Accumulated deficit	(335,209)	(332,687)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	164,335	161,025

Total liabilities and shareholders' equity	704,698	669,424

SunOpta Inc.
Consolidated Statements of Cash Flows
For the two quarters ended June 29, 2024 and July 1, 2023
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Two quarters ended
	June 29, 2024	July 1, 2023
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(2,258)	(17,461)
Net loss from discontinued operations	(2,314)	(2,983)
Earnings (loss) from continuing operations	56	(14,478)
Items not affecting cash:
Depreciation and amortization	17,686	14,890
Amortization of debt issuance costs	457	795
Deferred income taxes	(368)	3,978
Stock-based compensation	7,742	5,921
Gain on sale of smoothie bowls product line	(1,800)	-
Other	(193)	506
Changes in operating assets and liabilities, net of divestitures	(21,567)	5,856
Net cash provided by operating activities of continuing operations	2,013	17,468
Net cash provided by (used in) operating activities of discontinued operations	(2,310)	2,277
Net cash provided by (used in) operating activities	(297)	19,745

Investing activities
Additions to property, plant and equipment	(17,259)	(32,556)
Proceeds received from sale of smoothie bowls product line	3,336	-
Net cash used in investing activities of continuing operations	(13,923)	(32,556)
Net cash provided by (used in) investing activities of discontinued operations	6,300	(958)
Net cash used in investing activities	(7,623)	(33,514)

Financing activities
Increase in borrowings under revolving credit facilities	26,350	6,511
Repayment of long-term debt	(12,320)	(20,806)
Borrowings of long-term debt	-	19,333
Proceeds from notes payable	70,477	35,095
Repayment of notes payable	(71,709)	(15,368)
Proceeds from the exercise of stock options and employee share purchases	749	576
Payment of withholding taxes on stock-based awards	(2,659)	(9,007)
Payment of cash dividends on preferred stock	(305)	(1,123)
Payment of share issuance costs	-	(123)
Net cash provided by financing activities of continuing operations	10,583	15,088
Net cash used in financing activities of discontinued operations	-	(1,017)
Net cash provided by financing activities	10,583	14,071
Increase in cash, cash equivalents and restricted cash in the period	2,663	302
Cash, cash equivalents and restricted cash, beginning of the period	8,754	679
Cash, cash equivalents and restricted cash, end of the period	11,417	981

Non-GAAP Measures

Adjusted Gross Margin

The Company uses a measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. This non-GAAP measure excludes non-capitalizable start-up costs included in cost of goods sold that are incurred in connection with capital expansion projects. Start-up costs have had a significant impact on the comparability of reported gross margins, which may obscure trends in the Company's margin performance. Additionally, the Company's measure of adjusted gross margin may exclude other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis. The Company believes that disclosing this non-GAAP measure provides investors with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

	Quarter ended		Two quarters ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Reported gross margin	12.8%	13.2%	15.1%	14.4%
Start-up costs(a)	2.2%	4.1%	1.2%	3.9%
Product withdrawal costs(b)	1.3%	-	0.6%	-
Adjusted gross margin	16.2%	17.3%	16.9%	18.3%

Note: percentages may not add due to rounding.

(a) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the second quarter and first two quarters of 2024, start-up costs of $3.8 million and $4.1 million, respectively, recorded in costs of goods sold include haul-off charges for excess wastewater produced at our plant-based beverage facility in Midlothian, Texas, as we continue to scale up production, together with start-up costs for a new high-speed edge line and short-term incremental investments to accelerate process improvements. In addition, start-up costs for the second quarter and first two quarters of 2024, include the ramp-up of oat-base extraction operations at our Modesto, California, facility. For the second quarter and first two quarters of 2023, start-up costs of $5.8 million and 11.6 million, respectively, included in cost of goods sold mainly related to the initial ramp-up of production at our Midlothian, Texas, facility, and the addition of a high-speed packaging line at our fruit snacks facility in Omak, Washington.

(b) In the second quarter of 2024, we conducted a voluntary withdrawal from customers of certain batches of aseptically-packaged products that may have the potential for non-pathogenic microbial contamination. None of the withdrawn product made it into the consumer marketplace. For the second quarter, we recognized direct costs related to the withdrawal of $2.1 million, net of expected insurance recoveries, which included finished goods inventory write-offs, product return and logistic costs, and costs related to investigative and remedial actions taken in response to the withdrawal, which corrective actions have been completed.  These charges are incremental to our normal course reserves and have had a significant unfavorable impact on our reported gross profit and gross margin for the second quarter of 2024.

Adjusted Earnings and Adjusted EBITDA from continuing operations

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings and adjusted EBITDA from continuing operations assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of the Company's operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings and adjusted EBITDA from continuing operations, including a reconciliation from earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	June 29, 2024		July 1, 2023
		Per Share		Per Share
For the quarter ended	$	$	$	$

Loss from continuing operations	(3,781)		(11,651)
Dividends and accretion on preferred stock	169		(422)
Loss from continuing operations attributable to common shareholders	(3,612)	(0.03)	(12,073)	(0.10)
Adjusted for:
Start-up costs(a)	3,774		6,697
Product withdrawal costs(b)	2,145		-
Unrealized foreign exchange loss on restricted cash(c)	838		-
Business development costs(d)	-		731
Other(e)	(304)		(62)
Net income tax on adjusting items(f)	-		1,873
Change in valuation allowance for deferred tax assets(g)	-		3,978
Adjusted earnings from continuing operations	2,841	0.02	1,144	0.01

	June 29, 2024	July 1, 2023
For the quarter ended	$	$
Loss from continuing operations	(3,781)	(11,651)
Income tax expense (benefit)	(17)	6,282
Interest expense, net	6,410	6,565
Depreciation and amortization	9,110	7,840
Stock-based compensation	2,443	2,029
Adjusted for:
Start-up costs(a)	3,774	6,697
Product withdrawal costs(b)	2,145	-
Unrealized foreign exchange loss on restricted cash(c)	838	-
Business development costs(d)	-	731
Other(e)	(304)	(62)
Adjusted EBITDA from continuing operations	20,618	18,431

(a) Refer to footnote (a) to the Adjusted Gross Margin table above for a description of start-up costs included in cost of goods sold. Additionally, for the second quarter of 2023, start-up costs included $0.9 million of professional fees related to productivity initiatives, which are recorded in SG&A expenses.

(b) Refer to footnote (b) to the Adjusted Gross Margin table above for a description of product withdrawal costs included in cost of goods sold.

(c) For the second quarter of 2024, reflects an unrealized foreign exchange loss associated with peso-denominated bank accounts in Mexico that were retained following the divestiture of our frozen fruit business ("Frozen Fruit") in October 2023. These accounts are currently subject to a judicial hold in connection with a litigation matter.

(d) For the second quarter of 2023, business development costs related to the divestiture of Frozen Fruit and are recorded in SG&A expenses.

(e) For the second quarter of 2024, other reflects gains on the settlement of certain legal matters.

(f) Reflects the tax effect of the adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment, net of deferred tax valuation allowances.

(g) For the second quarter of 2023, reflects an increase to the valuation allowance for U.S. deferred tax assets based on an assessment of the future realizability of the related tax benefits.

	June 29, 2024		July 1, 2023
		Per Share		Per Share
For the two quarters ended	$	$	$	$

Earnings (loss) from continuing operations	56		(14,478)
Dividends and accretion on preferred stock	(264)		(1,126)
Loss from continuing operations attributable to common shareholders	(208)	(0.00)	(15,604)	(0.14)
Adjusted for:
Start-up costs(a)	4,101		13,122
Product withdrawal costs(b)	2,145		-
Unrealized foreign exchange loss on restricted cash(c)	838		-
Business development costs(d)	-		1,462
Gain on sale of smoothie bowls product line(e)	(1,800)		-
Other(f)	(304)		(20)
Change in valuation allowance for deferred tax assets(g)	-		3,978
Adjusted earnings from continuing operations	4,772	0.04	2,938	0.03

	June 29, 2024	July 1, 2023
For the two quarters ended	$	$
Earnings (loss) from continuing operations	56	(14,478)
Income tax expense	260	3,978
Interest expense, net	12,460	12,229
Depreciation and amortization	17,686	14,890
Stock-based compensation	7,742	5,921
Adjusted for:
Start-up costs(a)	4,101	13,122
Product withdrawal costs(b)	2,145	-
Unrealized foreign exchange loss on restricted cash(c)	838	-
Business development costs(d)	-	1,462
Gain on sale of smoothie bowls product line(e)	(1,800)	-
Other(f)	(304)	(20)
Adjusted EBITDA from continuing operations	43,184	37,104

(a) Refer to footnote (a) to the Adjusted Gross Margin table above for a description of start-up costs included in cost of goods sold. Additionally, for the first two quarters of 2023, start-up costs included $1.5 million of professional fees related to productivity initiatives, which are recorded in SG&A expenses.

(b) Refer to footnote (b) to the Adjusted Gross Margin table above for a description of product withdrawal costs included in cost of goods sold.

(c) For the first two quarters of 2024, reflects an unrealized foreign exchange loss associated with peso-denominated bank accounts in Mexico that were retained following the divestiture of Frozen Fruit. These accounts are currently subject to a judicial hold in connection with a litigation matter.

(d) For the first two quarters of 2023, business development costs related to the divestiture of Frozen Fruit and are recorded in SG&A expenses.

(e) For the first two quarters of 2024, reflects the pre-tax gain on sale of the smoothie bowls product line, which is recorded in other income.

(f) For the first two quarters of 2024, other reflects gains on the settlement of certain legal matters.

(g) For the first two quarters of 2023, reflects an increase to the valuation allowance for U.S. deferred tax assets based on an assessment of the future realizability of the related tax benefits.